Exhibit 99.2

INSTALLED BUILDING PRODUCTS ANNOUNCES ACQUISITION OF

MIDWEST INSULATION INSTALLER

- Strengthens Presence in Minnesota, Wisconsin and North Dakota -

Columbus, Ohio, November 10, 2014. Installed Building Products, Inc. (the “Company”) (NYSE: IBP), an industry-leading installer of insulation and other complementary building products, announced today the acquisition of Installed Building Solutions, LLC (“IBS”) based in Farmington, Minnesota.

IBS is an installer of fiberglass insulation, spray foam insulation and waterproofing products primarily serving select markets across Minnesota, Wisconsin and North Dakota. IBS is highly complementary to IBP’s existing operations and enhances the Company’s market opportunity in regions with growing populations and improving economies.

“We are thrilled to welcome IBS employees to our team and excited to serve our new customers in these attractive markets,” stated Jeff Edwards, Chairman and Chief Executive Officer of Installed Building Products. “IBS meets our strategic growth objectives with its strong market share, experienced management team and extensive customer relationships. We look forward to building on the IBS team’s successful platform and remain focused on further strengthening our market presence as we pursue attractive acquisitions in select markets.”

IBS sales for the trailing twelve month period ending September 30, 2014 were approximately $17.4 million.

About Installed Building Products

Installed Building Products, Inc. is the nation’s second largest insulation installer for the residential new construction market and also a diversified installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its diverse portfolio of services for new and existing single-family and multifamily residential, and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the impact of the acquisition on and its contributions to our operations. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net